CONSULTING SERVICES CONTRACT

     This consulting services agreement ("Consulting Agreement") is made as of this 1st day of May, 2001, by and between JAMES J. VOGEL ("Vogel") ("Vogel"), a Florida corporation, and ROANOKE TECHNOLOGY CORP. (the "Company"), a North Carolina Corporation with Vogel and the Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

     WHEREAS, the Company is a fully reporting company whose securities are traded on the Over- the-Counter Bulletin Board under the ticker symbol "RNKE"; and

     WHEREAS, Vogel is in the business of consulting with private and public companies regarding issues of business development, management reorganization, financial forecasts and projections, and merger and acquisition strategies; and

     WHEREAS, the Company wishes to retain Vogel as a non-exclusive corporate consultant; and

      IT IS, THEREFORE agreed that:

1. Services. The Company shall retain Vogel to provide general corporate consulting services which may include, but not be limited to: assist with the development and successful execution of the Company's strategic business plans, corporate finance matters, merger and acquisition activity, and executive compensation and employee benefit plans, assistance in the preparation and organization of corporate and financial due diligence material, assistance in the review and evaluation of potential merger candidates, assistance in negotiating the terms of a merger or reorganization, assistance in evaluating and analyzing the Company's specific industry and its competitors, assistance with corresponding with the Company's accountants and auditors, and assistance regarding financial forecasts and projections. Vogel shall agree to make available qualified personnel for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

     The Company understands that any and all suggestions, opinions or advice given to the Company by Vogel are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with Vogel.

2. Term. The term of this Consulting Agreement shall be for a period of one year from the date hereof (the "Term").

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Vogel shall have to option to purchase a total of 2 million shares of free trading common stock in lots of 250,000 shares for the bid price on the date of transfer minus 40%.

4. Arbitration. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the


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parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Florida. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Florida. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Florida, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5.  Miscellaneous.

     5.1  Assignment. This Agreement is not transferable or assignable.

     5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

     5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

     5.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

     5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

     5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    ROANOKE TECHNOLOGY CORP.

                                    By: /s/ David Smith, Jr.
                                    --------------------------

AGREED AND ACCEPTED

By: /s/ James Vogel
------------------------------
        JAMES VOGEL